Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) between ANI Pharmaceuticals, Inc. (the “Company”) and Krista Davis (“Executive”) dated as of July 14, 2022. Each of the Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Employment.

(a)Commencement Date. Executive shall commence employment on September 12, 2022, or such earlier or later date as the parties may agree (the actual date Executive commences employment, the “Commencement Date”).

(b)Duties. The Company hereby employs Executive in the position of Senior Vice President, Chief Human Resources Officer, effective as of the Commencement Date. Executive shall have all such responsibilities, duties and authorities as are consistent with the position of a Senior Vice President, Chief Human Resources Officer and shall report to Nikhil S Lalwani, the President & CEO of the Company (your “Supervisor”). Executive shall work on a full-time basis out of the Company’s New Jersey office and remotely.

(c)Full-time Employment. Executive hereby accepts this employment upon the terms and conditions contained herein and agrees to devote substantially all of Executive’s business time, attention and efforts to promote and further the business, interests, objectives and affairs of the Company, and Executive shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Company; provided, however, that the foregoing limitations shall not be construed as prohibiting Executive from serving on civic, charitable or other boards or committees, managing personal or family investments and personal passive investments in securities or from engaging in other activities from time to time, in each case that will not interfere in any material respect with the performance of Executive’s duties hereunder. Executive shall faithfully adhere to, execute and fulfill in all material respects all policies established by the Company in writing and made available to Executive, consistent with the other terms of this Agreement.

2.Compensation. For all services rendered by Executive in any capacity required hereunder, the Company shall compensate Executive as follows:

(a)Base Salary. During the Term, the Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of Three Hundred Fifty Thousand dollars ($350,000), less all required tax withholdings and other applicable

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deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time in accordance with the following sentence, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review in accordance with the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b)Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company as follows:

(i)Sign-on Bonus of a gross value of fifty thousand dollar ($50,000) less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. Executive shall be paid the Sign-on Bonus in two equal tranches with the first tranche on the first payroll date after Commencement Date and second tranche on the first payroll date six months after the Commencement Date. Executive shall be required to pay back the Sign-on Bonus paid by Company if she Terminates without Good Reason or if the Company Terminates her employment with Good Reason, on or prior to one year anniversary after the Commencement Date;

(ii)Twenty (20) days paid vacation in each calendar year (pro-rated for partial calendar years worked). Unused vacation shall not carry forward except to the extent expressly provided in the Company’s written policies;

(iii)Payment of such premiums (or such portion thereof as is provided by the Company’s plans) for coverage for Executive and her spouse and eligible dependents under any insurance plans that the Company may have in effect from time to time, on terms no less favorable to Executive than those generally provided to similarly situated employees of the Company;

(iv)The Company shall allow Executive to participate in all other Company-wide employee benefits as may, from time to time, be made available generally to any other executives of the Company, including the Company’s 401(k) plan;

(v)Reimbursement for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of her duties, including without limitation, mobile phone expenses and membership fees associated with related professional associations. All reimbursable expenses shall be subject to any pre-approval process established by Company policy and shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format consistent with the Company’s expense reporting policy and shall be reimbursed promptly;

(vi)Attorney Fees. The Company will reimburse Executive for, or directly pay, Executive’s reasonable attorneys’ fees incurred in connection with the negotiations of this Agreement, any other ancillary documents contemplated hereby and any new equity awards or other additional benefits negotiated in connection with your continued employment with the Company, up to a maximum of $5000, which such reimbursement or direct payment shall be treated as non-taxable to you as a working condition fringe benefit under Section 132(d) of the Code.

(vii)Executive shall be entitled to such holiday and personal days as may, from time to time, be made available generally to any other executives of the Company;

(viii)Following each year of employment during the Term, the Company shall reimburse Executive, up to a maximum of three thousand dollars ($3,000.00) per annum, for the annual premium paid by the Executive for a term life insurance policy that will pay a benefit on the death of Executive to one or more beneficiaries designated by the Executive from time to time; and

(ix)Executive shall be entitled to such other benefits as may, from time to time, be made generally available to similarly situated executive officers of the Company, excluding any individually negotiated benefits in place prior to the date of this Agreement, including, without limitation, any tax gross-ups.

(c)Annual Incentive Bonus. Executive shall be eligible to receive an incentive bonus for each complete or partial fiscal year of the Company that ends during the Term (the “Incentive Bonus”), subject to the terms of this Agreement and achievement of the applicable performance goals. With respect to each fiscal year during the Term, Executive’s target Incentive Bonus shall be fifty percent (50%) of her Base Salary for such year, it being understood that Executive may earn a greater or lesser amount based on the level of achievement of the applicable performance goals. For fiscal year 2022, the Incentive Bonus shall be no less than the target Incentive Bonus and shall be pro-rated based on the Commencement Date. The Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) shall establish the applicable performance goals required to be met by Executive in connection therewith no later than March 15th of such fiscal year. Executive’s  actual Incentive Bonus amount for a particular year shall be determined by the Compensation Committee based on Executive’s achievement of such performance goals. Except as provided in Sections 3(e) or 8, as applicable, Executive shall not be entitled to receive an Incentive Bonus payment for any fiscal year unless Executive is employed by the Company (or any subsidiary of the Company) on the last day of such fiscal year.
(d)Long-Term Incentive Awards. Commencing with the Company’s 2023 fiscal year, Executive shall receive annual long-term incentive awards under the ANI Pharmaceuticals, Inc. Amended and Restated 2022 Stock Incentive Plan (the “ANI Stock Plan”) or any successor plan, in such forms and in such amounts as determined in the sole discretion of the Compensation Committee. On the Commencement Date, Executive will be granted equity in the Company with an aggregate value of Six Hundred Thousand dollars ($600,000) (the “Equity Value”), which shall be one hundred percent (100%) in the form of a restricted stock award (the “Inducement Award”). The Inducement Award is intended to cover the initial equity award  and annual equity award for 2022 and, therefore, the Company does not intend to provide

Executive with an additional equity award during fiscal year 2022.

(i)Restricted Stock Award. On the Commencement Date, the Company shall grant Executive a restricted stock award with respect to that number of shares of the Company’s common stock equal to the quotient of (x) one hundred percent (100%) of the Equity Value divided by (y) the volume weighted average of the closing price of the Company’s stock price for the ten (10) trading days ending on, and including, the Commencement Date (the “RSA”). Executive should consult with Executive’s own tax advisor concerning the tax risks associated with accepting a restricted stock award. The RSA will be subject to the terms and conditions of the ANI Stock Plan and a restricted stock award agreement to be entered into by and between Executive and the Company, both of which documents are incorporated herein by reference. Subject to any vesting acceleration rights Executive shall have, the RSA will vest as to twenty-five percent (25%) of the total shares subject to the RSA on each annual anniversary of the Commencement Date, so that the RSA will be fully vested four (4) years from the Commencement Date, subject to Executive continuing to provide services to the Company through each vesting date.

(e)No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 2 shall be in lieu of any and all other compensation and benefits, provided, however, that nothing in this Agreement shall prevent the Board from increasing the Base Salary or awarding additional incentive compensation to Executive in its sole and absolute discretion. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(f)Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such cessation of employment, except as otherwise provided herein or in any applicable Company employee benefit plan or program.

(g)Taxes. Executive shall make payment of all required taxes, whether Federal, state, provincial or local in nature, including but not limited to income taxes, Social Security taxes, Federal Unemployment Compensation taxes that are required to be paid by her pursuant to any applicable law. The Company shall have the right to withhold from the sums payable to Executive hereunder such amounts, if any, as may be required by the Internal Revenue Code of 1986, as amended (the “Code”) or any other like statute which is, or may become, applicable to the provisions hereof.

3.Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Commencement Date and continue until terminated in accordance with the provisions of this Agreement (the “Term”). This Agreement and Executive’s employment may be terminated in any one of the following ways:

(a)	Death.The death of Executive shall immediately terminate this

Agreement.

(b)	Disability.If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall not have performed her material duties hereunder on a full-time basis for either (a) one hundred and twenty (120) consecutive days or (b) one hundred and eighty

(180) days in any consecutive twelve (12) months (“Disability”), Executive’s employment under this Agreement may be terminated by the Company upon thirty (30) days’ written notice if Executive is unable to resume performing her material duties at the conclusion of such notice period. Executive’s compensation during any period of Disability prior to the Termination Date shall be the amounts normally payable to her in accordance with her then current annual Base Salary.

(c)	Termination.

(i)For Good Cause. The Company may terminate this Agreement immediately (subject to any applicable notice and cure period set forth below) upon written notice (the “Termination Notice”) to Executive for “Good Cause”, which shall be defined as Executive’s: (A) conviction of or plea of nolo contendere to a felony or any other crime involving fraud or dishonesty; (B) breach of any material term of this Agreement or any other agreement between the Parties which is not cured within twenty

(20) days of written notice to Executive or which constitutes a second instance of the same breach within a single calendar year; (C) intentional or willful breach of any material published corporate policy of the Company that is generally applicable to executives of the Company, which remains uncured after twenty (20) days’ written notice thereof to Executive or which constitutes a second violation of such policy within a single calendar year; (D) gross negligence or willful misconduct in performing her duties hereunder, or the willful failure to follow lawful directives of the Board or her Supervisor (unless due to death or Disability), which is not cured within twenty (20) days of written notice to Executive or which constitutes a second instance of any breach within a single calendar year; (E) acts or omissions or course of conduct that constitute fraud or embezzlement; (F) acts or omissions or course of conduct that constitute dishonesty, misrepresentation, misappropriation or deliberate injury or attempted injury by Executive having a material adverse effect on the reputation, business or assets of the Company and its subsidiaries taken as a whole, which is not cured within twenty (20) days of written notice to Executive or which constitutes a second instance of any breach within a single calendar year; or (G) if Executive is debarred pursuant to Section 306 of the United  States Federal Food, Drug and Cosmetics Act (21 U.S.C §§301 et seq.) or 42 U.S.C.

§1320a-7. In the event of a termination for Good Cause, Executive shall have no right to any severance compensation. The Company shall set forth in the Termination Notice a detailed description of the grounds for which Executive is being terminated for Good Cause, and Executive shall have the right to cure such matters to the extent provided above. In the event Executive does cure such matters in accordance with and to the  extent permitted by the foregoing provisions, then the Company shall not be entitled to terminate Executive for Good Cause with respect to such cured matters, except as provided in clauses (B), (C), (D) and (F).

(ii)Without Good Cause. In addition to the provisions of Section 3(c)(i), the Company may, at any time, terminate this Agreement upon thirty (30) days’ written notice to Executive, if such termination is approved by the Board (any such termination other than for Good Cause being a termination “Without Good Cause”). In the event of such a termination, Executive shall have the right to receive severance compensation as set forth below in Sections 3(e) or 8, as applicable.

(iii)Termination by Executive for Good Reason. The Executive shall be entitled to resign or otherwise terminate her employment for Good Reason. In the event of such a termination, Executive shall have the right to receive severance compensation as set forth below in Sections 3(e) or 8, as applicable. For purposes hereof, “Good Reason” shall mean the occurrence of any of the following that is not cured within thirty

(30) days of Executive’s written notice that the occurrence constitutes Good Reason: (A) a material reduction of Executive’s position, title, duties, or responsibilities with the Company; (B) a material reduction of Executive’s Base Salary; (C) a material breach by the Company of this Agreement; (D) the Company requiring Executive to move or relocate Executive’s primary place of employment from her then existing place of employment (as of the Commencement Date, Princeton, NJ) by more than thirty-five (35) miles or (E) Executive no longer reports to Supervisor; provided that (1) any notice of Good Reason must be given by Executive to the Company within sixty (60) days of the date Executive becomes aware of the occurrence set forth in clauses (A) – (E) above and

(2) any resignation by Executive while the Company has “Good Cause” for termination of Executive and as to which it has previously given written notice to Executive of the basis of such Good Cause prior to the resignation, shall not be considered to be a resignation without Good Reason. The Executive shall not have the right to terminate her employment for Good Reason unless the Executive actually terminates employment within ninety (90) days following delivery of the Executive’s written notice of Good Reason.

(iv)Termination by Executive Without Good Reason. Executive may resign without Good Reason on thirty (30) days’ prior written notice to the Company. If Executive so resigns or otherwise terminates her employment for any reason, she shall have no right to any severance compensation.

(d)Payment Through Termination. Upon termination of this Agreement for any reason provided above, Executive shall be entitled to receive (i) all compensation earned as of the Termination Date, (ii) all benefits and reimbursements due through the Termination Date,
(iii)vested benefits accrued through the Termination Date under the Company’s benefits plans which shall be payable in accordance with the terms of such plans, and (iv) unless Executive’s employment is terminated by the Company for Good Cause, the full Incentive Bonus otherwise earned and payable to Executive for the fiscal year ending immediately prior to her Termination Date, based on actual performance and to be paid when Incentive Bonus payments for the applicable fiscal year are paid to other executives. Additional compensation subsequent to termination, if any, shall be due and payable to Executive only to the extent and in the manner expressly provided herein or as otherwise agreed to by Executive and the Company. All other rights and obligations under this Agreement shall cease as of the Termination Date, except that

Executive’s obligations under Sections 4, 5, 6, 7, 9 and 19 and Executive’s rights under Section 11 shall survive such termination in accordance with their terms.

(e)Severance Payments Due Upon Termination by Company Without Good Cause or by Executive for Good Reason. Except in the event of a termination of employment in connection with a Change in Control as provided in Section 8 below in which case the provisions thereof shall apply and Executive shall not be entitled to receive payments under this clause (e):

(i)If (x) Executive’s employment is terminated by the Company Without Good Cause or by Executive with Good Reason, (y) Executive executes a general release of all claims and rights that Executive may have against the Company and its related entities and their respective stockholders, members, officers, directors, managers and employees relating to Executive’s employment and/or termination (other than claims and rights for compensation and benefits provided for hereunder) in the form attached hereto as Exhibit A (the “Release”) during the period commencing on Executive’s termination of employment and ending sixty (60) days after Executive’s termination of employment or on such earlier date as specified by the Company in such Release (the “Release Period”) and does not revoke such Release before it becomes effective, binding and irrevocable, and (z) Executive complies with the surviving obligations contained in Sections 4, 5, 6, 7, 9 and 19, then the Company shall:

(A)Continue to pay Executive her then current Base Salary, payable in regular installments in accordance with the Company’s standard payroll procedures but no less frequently than bi-monthly procedures for a period equal to twelve (12) months following the Termination Date (the “Severance Period”);

(B)If Executive elects to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), pay Executive on a monthly basis for the Severance Period, an amount equal to a percentage (based on the portion of the monthly premium costs covered by the Company for Executive’s group health, dental and/or vision coverage in effect as of the Termination Date), of Executive’s monthly COBRA premium payment (if any) under the Company’s group health, dental and vision plans; provided, however,  that the  obligations of  the Company under this clause
(B)shall cease upon Executive becoming eligible to participate in a plan of another employer providing substantially similar group health benefits to Executive and her eligible family members and dependents or upon termination of Executive’s COBRA coverage;
(C)If such termination occurs after June 30th in any calendar year, pay Executive a pro-rated Incentive Bonus for the fiscal year during which Executive’s employment is terminated (prorated based on the days elapsed in such fiscal year through the Termination Date);

(D)A lump sum cash payment equal to the Executive’s annual maximum Incentive Bonus Amount, payable on the first payroll date following the first anniversary of the Termination Date (all of the payments in clauses (A) -
(D)	together, the “Severance Payments”);

(E)To the extent that Executive is terminated prior to the payment of the Executive’s annual Incentive Bonus for work performed in the year prior to the Termination Date, the Company will pay the Executive the Incentive Bonus that Executive would have earned for such prior year based on actual performance as if Executive had remained employed until the payment of such annual Incentive Bonus (all of the payments in clauses (A) - (E) together,  the “Severance Payments”); and

(F)All of the Executive’s options to purchase the common stock of the Company and any awards of restricted common stock received by Executive in each case that are unvested, outstanding and subject to time vesting shall vest with respect to that number of shares subject thereto that would have vested during the Severance Period had Executive remained employed by the Company during such period (any unvested and outstanding performance-based awards shall be subject to the terms and conditions of the ANI Stock Plan and the award agreement by and between Executive and the Company pursuant to which each such award was granted). In addition, any vested options (after taking into account the vesting acceleration) shall remain exercisable through the eighteen

(18) month anniversary of the Termination Date (but in no event beyond the original term of the equity award), it being understood that to the extent any options that are intended to be “incentive stock options” for purposes of Section

422 of the Code are exercised after the three month anniversary of the Termination Date, such options will cease to be treated as “incentive stock options” for purposes of Section 422 of the Code.

(ii)The amount of the Incentive Bonus payments described in clause (i)(C) shall be determined based on the maximum Incentive Bonus for such fiscal year and shall be paid to Executive when Incentive Bonus payments for the applicable fiscal year are paid to other executives of the Company.

(iii)All Severance Payments shall be suspended until the date that the Release becomes effective and irrevocable; provided, however, that if the Release Period begins in one calendar year and ends in the subsequent calendar year, the Severance Payments will be suspended until the later of (A) January 1 of such subsequent calendar year and (B) the date the Release becomes effective and irrevocable. All Severance Payments that but for the preceding sentence are due and payable on the date the suspension of Severance Payments ends will be paid to Executive on the first regularly scheduled payroll payment date following the date the suspension of Severance Payments ends.

(iv)It is acknowledged and agreed that Executive shall not be required to mitigate the amount of any payment provided for in this Section 3(e) by seeking other employment or otherwise and Severance Payments will not be offset for any reason.

(f)Resignation. Regardless of the reason for the Termination of Employment (as defined below), Executive shall, effective as of Termination Date (as defined below), be deemed to have resigned from the Board, if applicable, and any positions as an officer of the Company and shall complete any paperwork requested by the Company to document such resignation(s).

4.	Non-Solicitation; Non-Competition.

(a)General. The Parties acknowledge that Executive has and will continue to perform essential services for the Company, its employees and its stockholders during the Term and Executive will be exposed to and given access to and work with a considerable amount of Confidential Information and she has and will continue to become familiar with the Company’s and its controlled affiliates’ trade secrets, methods of doing business, business plans and other valuable Confidential Information concerning the Company and its controlled affiliates and their customers and suppliers and that her services have been and will be of special, unique and extraordinary value to the Company and its affiliates. The Parties also expressly recognize and acknowledge that (i) the personnel of the Company have been trained by and are a valuable to the Company that that it will incur substantial recruiting and training expenses if the Company must hire new personnel or retrain existing personnel to fill vacancies and (ii) it could seriously impair the good will and diminish the value of the Company’s business should Executive compete with the Company in a manner prohibited by this Agreement. The Parties acknowledge that the covenants have an extended duration, however they agree that these covenants are reasonable and necessary for the protection of the Company, its stockholders and employees. For these and other reasons and the fact there are many other employment opportunities available to Executive if her employment is terminated, the Parties, are in full and complete agreement that the restrictive covenants in this Section 4 are fair and reasonable and are entered into freely, voluntarily and knowingly.

(b)Non-Competition. During the Term and for the Applicable Restricted Period thereafter, Executive shall not, without the prior written consent of the Company, thereafter, directly or indirectly: (i) own, manage, operate, finance, join, advise, consult with or perform services for (or supervise or oversee those doing so), or control or participate in the ownership, management, operation, financing or control of, any Person engaged in any Competitive Activity; (ii) serve as an officer, director, shareholder, employee, partner, member. manager, agent, representative, advisor, volunteer, consultant, contractor, creditor or otherwise of, any Person engaged in a Competitive Activity, or (iii) except as permitted below, own any interest in, consult with, render services to or otherwise assist any Person that does anything contemplated by the foregoing clauses (i) and (ii), unless in any case: (A) the revenue or profit from such Competitive Activities do not, in the aggregate comprise more than five percent (5%) of the aggregate revenues or profits of such Person and (B) Employee is not directly employed by or directly managing the business or division of such Person that is engaged in the Competitive Activities (it being understood that being employed as President, Chief Executive

Officer or Chief Financial Officer of a company falling within the exception set forth in clause

(A)above should be deemed to violate the restriction contained in this clause (B)). Nothing herein will prohibit Executive from being a passive owner of less than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(c)Non-solicitation of Executives. During the Term and for the Applicable Restricted Period thereafter, Executive will not, directly or indirectly, in any manner (whether on her own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) recruit, solicit or otherwise attempt to employ or retain  or enter into any business relationship with any current employee of or consultant to the Company or any of its controlled affiliates (or any Person who was an employee of or consultant to the Company within the prior six (6) month period), (ii) induce or attempt to induce any current employee of, or consultant to, the Company or any of its controlled affiliates (or any Person who was an employee of or consultant to the Company within the prior six (6) month period), to leave the employ of the Company or any such controlled affiliates, or in any way interfere with the relationship between the Company or any of its controlled affiliates and any of their employees or consultants or (iii) employ or retain or enter into any business relationship with any Person who was an employee of or consultant to the Company or any of its controlled affiliates within the prior six (6) month period; provided, however, that the foregoing restriction shall not restrict (A) general advertisements or listing for employment openings not specifically targeted at employees of the Company; or (B) hiring or offering to hire any person as a result of such general advertisements or any employee or consultant who was terminated by the Company.

(d)Non-disparagement. Executive agrees not to make any negative or disparaging statements or communications regarding either the Company or its affiliates or any of their respective operations, officers, directors or stockholders. The Company agrees  to instruct its officers and directors not to make any negative or disparaging statements or communications regarding Executive. The covenant contained in this Section 4(d) shall not prevent either Party from providing truthful testimony in proceedings to enforce or defend their rights under this Agreement.

(e)Covenants Separate. The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

(f)Independent. All of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. The existence of any claim or cause of action by the Executive against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Section 4, which will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, Executive will not be prohibited from pursuing such claims or causes of action against the

Company. Executive consents to the Company notifying any future employer of Executive’s obligations under Section 4 of this Agreement.

(g)Prohibitions. Notwithstanding any of the foregoing, if any applicable law shall reduce the time period during which or the geographic scope in which Executive shall be prohibited from engaging in any competitive activity described in this Section 4, the period of time for which Executive shall be prohibited pursuant to this Section 4 shall be the maximum time permitted by law.

(h)Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i)“Applicable Restricted Period” means the twelve (12) month period following the Termination Date.

(ii)“Brand Company Product” means a Company Product that is marketed (or anticipated to be marketed) under a New Drug Application, with the exception of any authorized generic product, which will be considered a “Generic Company Product.”

(iii)“Company Products” means the pharmaceutical products that are manufactured, marketed, distributed, sold or licensed by the Company or are in the Company’s pipeline of products as of the Termination Date; provided, that a product (other than Corticotropin) shall not be deemed a “Company Product” as that term is used herein if the revenues and/or projected revenues attributable to such product accounted for (or are projected to account for) less than 5% of the net revenues of the Company for the most recent period of twelve (12) complete calendar months preceding the Termination Date and for any period of twelve (12) complete calendar months beginning on the first day of the calendar month in which the Termination Date occurs and ending on the second anniversary of such date. For the avoidance of doubt, Corticotrophin shall be deemed a Company Product regardless of the net revenues accounted for or projected to be accounted for by it.

(iv)“Competitive Activity” - means, as of any relevant date:

(A)With respect to the Generic Company Products, the development, manufacturing, marketing, distribution or sale, or licensing of any pharmaceutical product in the Territory (1) that is an AB-rated generic equivalent of the same Reference Listed Drug product as a Generic Company Product and for which there are four or fewer AB-rated generic equivalent competitors or (2) that is a direct competitor of any Company Product that is a DESI Product and that utilizes the same active pharmaceutical ingredients as such DESI Product;

(B)With respect to the Brand Company Products, the development, manufacturing, marketing, distribution or sale, or licensing of: (1) any pharmaceutical product in the Territory that is an AB-rated generic equivalent of a Brand Company Product and (2) for which either (I) there are three or fewer

AB-rated generic equivalent competitors or (II) AB-rated generic equivalents have been available for commercial sale in the Territory for no more than three years; and

(C)The development, manufacturing, marketing, distribution or sale, or licensing of any product utilizing Corticotropin as the active pharmaceutical ingredient.

(v)“DESI Product” means the following Company Products: (A) esterified estrogen methyltestosterone and (B) opium tincture.

(vi)“Generic Company Product” means a Company Product that is
(A)marketed (or anticipated to be marketed) under an Abbreviated New Drug Application and/or (B) any authorized generic product.

(vii)“Person” means any individual, corporation, partnership, group. association or other person, as such term is used in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company and its affiliates.

(viii)“Termination Date” means the effective date of the Termination of Employment.

(ix)“Termination of Employment” means the (i) termination of Executive’s employment relationship with the Company and all of its affiliates or (ii) change in Executive’s employment relationship with the Company considered a “separation from service” under Section 409A of the Code.

(x)“Territory” means the United States and its territories and possessions and anywhere else in the world where, as of the Termination Date, the Company is manufacturing, marketing, distributing or selling or licensing any Company Product.

5.Inventions. Executive hereby assigns and agrees to assign all her interests in Inventions (as defined below) and tangible embodiments thereof and all intellectual property and proprietary rights therein to the Company or its nominee. The term “Inventions” means any and all ideas inventions, improvements, technology, know-how and discoveries, whether patentable or not and whether a Trade Secret (defined below) or not, and any and all works of authorship  (as defined in Section 102 of the U.S. Copyright Act), trademarks, trade names, slogans, logos, processes patents and other intellectual property, which are conceived or made by Executive, solely or jointly with another person or persons, during the Term and which Executive makes or conceives as a result of or in connection with her employment by the Company or with the use of any of the Company’s personnel, equipment, resources or other assets. Executive agrees that all Inventions shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive author and owner of all copyrights and copyright rights in the Inventions for all purposes and in any and all media and means now known or which may hereafter be devised, throughout the universe in perpetuity.

Should any arbitrator or court of competent jurisdiction ever hold that the Inventions do not constitute works made-for-hire, Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all copyrights and copyright rights in the Inventions. Executive reserves no rights with respect to any Inventions. Executive agrees that in furtherance of the foregoing, she  shall  deliver to the Company all tangible embodiments of the Inventions in her possession, custody or control and execute and deliver to the Company all such documents, including, without limitation, patent and copyright applications and assignments, as the Company reasonably shall deem necessary to further document the Company’s ownership rights in the Inventions or tangible embodiments thereof and to provide the Company the full and complete benefit thereof. Without limiting the foregoing, Executive further agrees to cooperate with and assist the Company, at the Company’s expense, with all lawful efforts of the Company to protect, register, obtain, establish, acquire, prosecute, maintain, perfect, enforce and/or defend the Company’s rights in or to the Inventions, including, without limitation, executing and delivering to the Company any and all instruments or documents and/or providing testimony requested by the Company for any such purpose. Executive acknowledges and agrees that Executive is not entitled to any additional compensation for any of her obligations under this Section 5, except for the reimbursement of reasonable and necessary expenses incurred by Executive in performing her obligations hereunder.

6.Confidential Information and Trade Secrets. Executive acknowledges and agrees that all Confidential Information (defined below), and Trade Secrets (defined below) obtained, conceived or compiled by (solely or jointly with another person or persons) or disclosed to Executive shall be and remain, as between Executive and the Company, the exclusive property of the Company and shall be subject at all times to the Company’s discretion and control.  Executive agrees that the Confidential Information constitutes a protectable business interest of the Company and its affiliates and covenants and agrees that at all times during the Term and at all times following the Termination of Employment, Executive will not, directly or indirectly, disclose any Confidential Information to any third party or use, any such Confidential Information or Trade Secrets, except only (i) as is required by Executive to perform her duties under this Agreement for the benefit of the Company and then only after taking reasonable precautions, including, obtaining the written agreement of any third party to whom such disclosure is made, to ensure that the confidentiality of Confidential Information and Trade Secrets is strictly maintained., (ii) in order to enforce or defend her rights under this Agreement or other written agreement between Executive and the Company (or its affiliates), or (iii) as required by law.

For purposes hereof, “Confidential Information” means and means any and all confidential, proprietary or Trade Secret information of the Company or its controlled affiliates not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by Executive, applicable to or in any way related to: (i) the present or future business activities, products and services, and customers of the Company or its controlled affiliates; (ii) the research and development of the Company or its controlled affiliates; or (iii)  the business of any customers or suppliers of the Company or its controlled affiliates. Such Confidential Information includes the following property or information of the Company or its controlled affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, pricing information, designs, drawings, algorithms, source code, object code, technology, formulae, models, know-how, improvements, pharmaceutical drug and/or devise technologies, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, government filings and/or reports, inventions, research, development, schematics, designs, test methods and samples, documents, agreements, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to the Company by third parties that is subject to confidentiality obligations.

The Company shall not be required to advise Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available products or literature; information that the Executive lawfully acquires from a source other than the Company or its controlled affiliates or any customer or supplier of the Company or any of its controlled affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its controlled affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects Executive’s own skills, knowledge, know- how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its controlled affiliates, or the predecessors of any such entities.

For purposes hereof, the term “Trade Secret” shall have the meaning given in the Delaware enactment of the Uniform Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.Return of Corporation Property; Termination of Employment. At such time as Executive’s employment with the Company is terminated for any reason, she shall be required to participate in an exit interview for the purpose of assuring a proper termination of her employment and her obligations hereunder. On or before the actual date of Executive’s termination of employment with the Company, Executive shall return to the Company all records, materials and other physical objects relating to her employment with the Company, including, without limitation, all Company credit cards, computers, personal digital assistants and access keys and all materials and things embodying, relating to, containing or derived from any Inventions, Trade Secrets or Confidential Information.

8.	Change in Control.

(a)If, and only if, the Change in Control Conditions have been met, then, subject to Executive’s continued compliance with the terms and conditions of this Agreement, including under Sections 4, 5, 6, 7, 9 and 19 which will continue, Executive will become entitled to the following as severance benefits (“CIC Benefits”) (CIC Benefits will not be considered compensation or earnings under any pension, savings or other retirement plan of the Company unless so provided under the terms of the applicable plan):

(i)The Company shall continue to pay Executive her then current Base Salary during the CIC Severance Period, which amounts will be payable in regular installments in accordance with the Company’s standard payroll procedures, but no less frequently than bi-monthly procedures for the CIC Severance Period.

(ii)	Not later than the last to occur of: (A) the Termination Date and
(B)ten (10) days following the consummation of a Change in Control (either such date, a “Bonus Payment Date”), the Company shall pay to Executive a lump sum cash payment equal to the Applicable Percentage of the Executive’s maximum target Incentive Bonus established for the calendar year in which the Termination of Employment occurs (100% of such maximum target bonus, the “Bonus Amount”). In addition, the Company shall also pay to Executive a lump sum cash payment equal to the Bonus Amount on each of the first two (2) anniversaries of the Bonus Payment Date. As used herein, the term “Applicable Percentage” shall mean the following (expressed as a percentage): (x) the number of days elapsed between January 1 of the year in which the Termination Date occurs and such Termination Date, divided by (y) 365

(iii)To the extent that Executive’s Termination Date is prior to the payment of the Executive’s annual Incentive Bonus for work performed in the year prior to the Termination Date, the Company will pay the Executive the Incentive Bonus that Executive would have earned for such prior year based on actual performance as if Executive had remained employed until the payment of such annual Incentive Bonus.;

(iv)If Executive elects to receive continuation coverage under COBRA, the Company shall pay to Executive on a monthly basis during the CIC Severance Period, an amount equal to a percentage (based on the portion of the monthly premium costs covered by the Company for Executive’s group health, dental and/or vision coverage under the Company’s group health, dental and vision plans in effect as of the date on which the Termination of Employment occurs), of Executive’s monthly COBRA premium payment (if any) under the Company’s group health, dental and vision plan; provided, however, that the obligations of the Company under this clause (iii) shall cease upon Executive becoming eligible to participate in a plan of another employer providing substantially similar group health benefits to Executive and her eligible family members and dependents or upon termination of Executive’s COBRA coverage.

(v)All of the Executive’s options to purchase the common stock of the Company and any awards of restricted common stock received by Executive in each case that are unvested, outstanding and subject to time vesting shall vest in their entirety (any unvested and outstanding performance-based awards shall be subject to the terms and conditions of the ANI Stock Plan and the award agreement by and between Executive and the Company pursuant to which each such award was granted). In addition, any vested options (after taking into account the vesting acceleration) shall remain  exercisable through the expiration date of such options, it being understood that to the extent any options that are intended to be “incentive stock options” for purposes of Section 422 of the Code are exercised after the three month anniversary of the Termination Date, such options will cease to be treated as “incentive stock options” for purposes of Section 422 of the Code.

(vi)The Company shall pay up to ten thousand ($10,000) for out- placement counseling and assistance provided by a reputable out-placement firm selected by the Company; provided that such payment will only be available if such service is engaged no later than ninety (90) days after the date on which Executive’s employment by the Company terminates.

(vii)If it is determined (by the reasonable computation of the Company’s financial or tax advisors), that any compensation received (or deemed to be received) by Executive from the Company pursuant to this Section 8 (collectively, the “Potential Parachute Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”), then such Potential Parachute Payments shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Potential Parachute Payments that would result in no portion of the Potential Parachute Payments being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Potential Parachute Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Potential Parachute Payments. Any reduction made pursuant to this Section 8 shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non- cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b)It is acknowledged and agreed that Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise. It is further acknowledged that the CIC Benefits payable under this Section 8 shall only be applicable to the first Change in Control to occur after the date hereof and not in the event of any subsequent Change in Control. In addition, the benefits provided for under Sections 3(e) and 8 are mutually exclusive; in the event Executive receives CIC Benefits, then she shall not be eligible to receive Severance Payments under Section 3(e) and the CIC Benefits shall be the only payments received following the termination of her employment with the Company. Any Severance Payments already received by Executive if the Termination Date has occurred prior to a Change in Control, shall be deemed to have been CIC Benefits upon consummation of a Change in Control for purposes of this Section 8.

(c)In order for Executive to be eligible to receive and to continue to receive the CIC Benefits as set forth in this Section 8: (i) upon Termination of Employment, the Executive must execute a Release during the Release Period described in Section 3(e) and must not revoke such release before it becomes effective and irrevocable and (b) the Executive must abide by each of the other terms and conditions of this Agreement including under Sections 4, 5, 6, 7, 9 and 19. Notwithstanding any provision in this Section 8, any CIC Benefits payable to Executive before the expiration of the Release Period, shall be suspended; provided, however, that if the Release Period begins in one calendar year and ends in the subsequent calendar year, any CIC Benefits will be suspended until the later of (A) January 1 of such subsequent calendar year and (B) the date the Release becomes effective and irrevocable. All CIC Benefits that but for the preceding sentence are due and payable on the date the suspension of CIC Benefits ends will be paid to Executive on the first regularly scheduled payroll payment date following the date the suspension of CIC Benefits ends.

(d)	For purposes of this Section 8, the following terms will have the following meanings:

(i)“Change in Control” means the consummation of the first to occur of any transaction in which:

(A)One Person (or more than one Person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group) assets of the Company (including its subsidiaries) that have a total gross fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, or

(B)One Person, or more than one Person acting as a group, acquires ownership of equity securities of the Company (including by way of merger, consolidation or otherwise) that, together with all equity securities of the Company previously held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of equity securities of the Company.

Notwithstanding the foregoing, a Change in Control shall not include (1) any transaction effected for reincorporation purposes or (2) any transaction that does not constitute a change of ownership of the Company or a substantial portion of its assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii).

(ii)“Change in Control Conditions” means that all of the following have occurred:

(A)(1) a Termination of Employment by the Company has occurred for any reason other than for Good Cause or (2) a Termination of Employment by Executive for Good Reason has occurred; and

(B)A Change in Control has been consummated; and

(C)The Termination of Employment, has occurred either: (1) within the period beginning on the date of the consummation of the Change in Control and ending on the last day of the twenty-fourth (24th) month following the consummation of a Change in Control; or (2) prior to a Change in Control, if such Termination of Employment was either a condition of the Change in Control or was at the documented request or insistence of a Person which is a party or an affiliate of a party to the transaction that constitutes or results in to the Change in Control.

(iii)“CIC Severance Period” means a period of twenty-four (24) months following the Termination Date.

9.Remedies. Because of the difficulty of measuring economic losses to the Company as a result of a breach of any of the covenants contained in Sections 4, 5, 6 7 or 19 because of the immediate and irreparable damage that such a breach is likely to cause the Company for which it would have no other adequate remedy, Executive agrees that each of the covenants of Sections 4, 5, 6 7 or 19 may be enforced by the Company, by permanent, preliminary and temporary injunctions and restraining orders, in addition to any other remedies allowable at law or in equity. In addition, in the event of a breach or violation by Executive of

Sections 4, 5, 6 7 or 19 then, solely for purposes of this Section 9, the Severance Period or CIC Severance Period, as applicable, will be tolled until such breach or violation has been duly cured.

10.No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and her employment by the Company and the performance of her duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.

11.D&O Insurance and Indemnification. During the term of this Agreement and through the sixth (6th) anniversary of the termination of Executive’s employment, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals. On the Commencement Date. the Company and Executive will enter into an indemnification agreement substantially in the form attached as Exhibit B.

12.Pre-Employment Conditions. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Commencement Date, or the Company’s employment relationship with Executive may be terminated.

13.	Section 409A.

(a)The Parties agree to treat any Severance Payments or CIC Benefits made to Executive pursuant to this Agreement as compensatory payments and to make such Severance Payments or CIC Benefits through the Company’s payroll. The Company will deduct and withhold from any such Severance Payments or CIC Benefits all applicable local, state, federal or other withholding and payroll taxes required to be deducted and withheld when making Severance Payments or CIC Benefits.

(b)The portion, if any, of the Severance Benefits or CIC Benefits paid or provided to Executive pursuant to this Agreement that constitutes deferred compensation for purposes of Section 409A of the Code (“Section 409A”) shall be referred herein as the “Deferred Compensation Separation Benefits.” Notwithstanding any provision in this Agreement to the contrary:

(i)If Executive’s Termination of Employment occurs on or after October 15th of any calendar year, any Deferred Compensation Separation Payments that would otherwise be payable to the Executive pursuant to this Agreement during the calendar year in which such Termination of Employment occurs shall be suspended until the first payroll payment date following the later of the first day of the following calendar year or the date the general release described in Section 4 of this Agreement becomes effective, binding and irrevocable.

(ii)If Executive is a “specified employee” (as defined in 26 C.F.R Section 1.409A-1(i)) at the time of her Termination of Employment, any such Deferred

Compensation Separation Payments that are otherwise payable to Executive pursuant to this Agreement during the period commencing on Executive’s Termination of Employment and ending on the earlier of the (x) the last day of the sixth calendar month beginning after Executive’s Termination of Employment or (y) the date of Executive’s death (the “Section 409A Specified Employee Suspension Period”) will be suspended until the first payroll payment date that occurs on or after the end of the Section 409A Specified Employee Suspension Period.

(c)For purposes of determining the portion, if any, of the Severance Benefits or CIC Benefits that constitute Deferred Compensation Separation Benefits, the portion of any Severance Benefits or CIC Benefits paid or provided under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in 26 C.F.R. Section 1.409A-1(b)(4) or the “separation pay” exception set forth in 26 C.F.R Section 1.409A-1(b)(9)(iii) or (v) shall not constitute Deferred Compensation Separation Benefits for purposes of this Section 13, and consequently shall be paid to Executive in accordance with Sections 3(e) and 8 of this Agreement, as applicable without regard to Section 13(b). Each payment in any series of payments payable under this Agreement is intended to constitute a separate payment for  purposes of 26 C.F.R. Section 1.409A-2(b)(2).

(d)To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 3(e) and 8 provided for under this Agreement constitutes taxable income to Executive for federal income tax purposes, such reimbursements shall be made as soon as practicable after Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Severance Benefits or CIC Benefits paid or provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be construed to so comply. To the extent necessary to comply with Section  409A, references herein to “termination of employment,” “Termination of Employment” and terms of similar effect shall be deemed to be references to the Executive’s “separation from service” as defined in Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or so comply with the requirements of Section 409A. In no event will the Company reimburse Executive for any Section 409A-related taxes resulting from any amount paid under the Agreement or otherwise. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to the Agreement with respect to the payment of any benefits to the Executive hereunder, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Executive under Section 409A. Notwithstanding anything in the Agreement to the contrary, the

Company reserves the right, in its sole discretion and without the consent of Executive, to take such reasonable actions and make any amendments to the Agreement as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any benefits under this Agreement.

14.Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Executive understands that she has been selected for employment by the Company on the basis of her personal qualifications, experience and skills. Executive agrees, therefore, that she cannot assign all or any portion of her performance under this Agreement.

15.Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto.

16.Notice. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by e- mail during normal business hours and received at the recipient’s location during normal business hours, and otherwise on the next day, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

To the Company:

ANI Pharmaceuticals, Inc. 210 Main Street West Baudette, MN 56623

Attn: General Counsel or the Chief Financial Officer Telephone No.: 218-634-3500

E-Mail: stephen.carey@anipharmaceuticals.com

To Executive:

Krista Davis

at the contact information on file with the Company

Either Party may, by notice given in accordance with this Section, specify a new address for notices under this Agreement.

17.Severability; Headings. It is the intention of the Parties that the provisions herein shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision or provisions hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof. Each term,  condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

18.No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties hereto (and their respective heirs, legal representatives, successors and permitted assigns), and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties hereto (and their respective heirs, legal representatives, successors and permitted assigns), any legal or equitable rights hereunder.

19.Cooperation with Litigation. During and following the Executive’s Termination of Employment with the Company (regardless of the reason for Executive’s Termination of Employment with the Company and which Party initiates the Termination of Employment with the Company), Executive agrees to cooperate with and make herself readily available to the Company, the Company’s Chief Legal Officer (or equivalent position within the Company) and/or its advisers, as the Company may reasonably request, to assist it in any matter regarding the Company and its subsidiaries and parent companies, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving the Company over which Executive has knowledge, experience or information. Executive acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall work with Executive to ensure that such cooperation does not unduly burden Executive; work in good faith to accommodate Executive’s other commitments and reimburse any reasonable expenses incurred by Executive, including reasonable attorneys’ fees and costs, as a consequence of complying with her obligations under this Section, provided that such expenses are approved in advance by the Company.

20.Dispute Resolution. Any and all controversies, disputes or claims arising out of, or relating to, this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby shall be heard and determined in the courts of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York. The Parties hereto  hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such proceeding. The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 20 and shall not be deemed to confer rights on any Person other than the Parties hereto. Each Party hereto agrees that the service of process upon such Party in any proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in the books and records of the Company. Each of the Parties also agrees that any judgment against a Party in connection with any proceeding arising out of or relating to this Agreement may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such judgment shall be  conclusive evidence of the fact and amount of such judgment.

21.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

22.Counterparts. This Agreement may be executed in any number of counterparts (which may be delivered by facsimile or in PDF format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.Amendments; Waivers. No amendment or modification of the terms or  conditions of this Agreement shall be valid unless in writing and signed by the Parties. A waiver by either Party of a breach of any provision of this Agreement shall not constitute a general waiver, or prejudice the other Party’s right otherwise to demand strict compliance with that provision.

24.Certain Acknowledgements. EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, SHE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS SHE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. EXECUTIVE ALSO ACKNOWLEDGES THAT SHE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HER CHOOSING AND THAT THE COMPANY GAVE HER A REASONABLE PERIOD OF TIME TO DO SO IF SHE SO WISHED. EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE IS NOT BOUND BY ANY AGREEMENT WHICH WOULD PREVENT HER FROM PERFORMING HER DUTIES AS SET FORTH HEREIN, NOR DOES SHE KNOW OF ANY OTHER REASON WHY SHE WOULD NOT BE ABLE TO PERFORM HER DUTIES AS SET FORTH HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the day and year first above written.

Company:

ANI PHARMACEUTICALS, INC.

By: /s/ Nikhil Lalwani

Name: Nikhil Lalwani

Title: President and CEO

Executive:

By: /s/ Krista Davis

Name: Krista Davis

Exhibit A: General Release of All Claims Exhibit B: Indemnification Agreement

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

[See Attached]

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (the “Release”) between ANI Pharmaceuticals, Inc. (the “Company”) and Krista Davis (referred to hereinafter as “you” or the “Executive”) shall be effective as of the Effective Date (as defined below). Each of the Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

1.	General Releases and Waivers of Claims.

(a)General Release. In consideration for receiving the severance payments and benefits described in Section [3(e)]/[8] of the Employment Agreement by and between you and the Company effective as of [DATE] (the “Employment Agreement”), and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, against the Company and/or its respective predecessors, successors, past or present and related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present stockholders, members, officers, directors, insurers, partners, managers, employees and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter related to your employment with the Company or the termination of that employment relationship other than claims and rights for any accrued compensation and benefits provided for in Section 3(d) of the Employment Agreement and the severance payments and benefits. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, or any other federal, state, or local law prohibiting discrimination and/or harassment; and claims under the New York State Human Rights Law, the New York Equal Rights Law, the New York Whistleblower Protection Law, the New York Family Leave Law, the New York Equal Pay Law, the New York City Human Rights Law, the California Fair Employment and Housing Act, claims under the California Labor Code, the California Business and Professions Code, and all other laws and regulations relating to employment, any applicable laws of the State of California, the State of New Jersey, the State of New York, and the State of Massachusetts, and all other laws and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties with respect to matters related to the Company, except as required by law. Your release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim for breach of this Release. Additionally, nothing in this Release precludes you from participating in any investigation or proceeding before any federal or state agency or governmental body. However, while you may file a charge and participate in any such proceeding, by signing this Release, you waive any right to bring a lawsuit against the Released Parties with respect to matters related to the Company, and waive any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, nothing in this Release is intended to impede your ability to report securities law violations to the Securities and Exchange Commission under the Dodd-Frank Act, or to receive a monetary award from a government administered whistleblower-award program. Nothing in this Release waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature.

Notwithstanding the foregoing, the waiver and release contained in this Release does not apply to (i) any current or future rights or claims for indemnification you may have pursuant to the Indemnification Agreement entered into between you and the Company effective [DATE] (the “Indemnification Agreement”), or your indemnification rights under any insurance policy in place and the Company’s internal governing documents; (ii) any vested benefits under an employee benefit plan sponsored by the Company to which you are legally entitled; (iii) any claims to enforce your rights under this Release or the surviving provisions of the Employment Agreement; (iv) the right to share in any claim with respect to being a stockholder of the Company; provided that any such recover is predicated on you not individually bringing any claim or cause of action or actively participating in, or assisting in any way, with respect to any stockholder initiated cause of action; or (v) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

(b)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: your ADEA Waiver does not apply to any claims that may arise after you sign this Release; you should consult with an attorney prior to executing this Release; (c) you have [21/45]1 calendar days within which to consider this Release (although you may choose to execute this Release earlier); (d) you have 7 calendar days following the execution of this Release to revoke your

1 NTD: Review period to be determined as it depends on the circumstances around the termination of employment.

execution of the Release; and (e) the Release will not be effective until the eighth day after you sign this Release provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original [21/45]-day consideration period provided in this section. To revoke the Release after any execution, you must email [NAME] written notice of revocation at [EMAIL] prior to the end of the 7-day period. You acknowledge that your consent to this Release is knowing and voluntary. The offer described in this Release will be automatically withdrawn if you do not sign the Release within the [21/45]-day consideration period.

(c)Unknown Claims Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Release, you may learn information that might have affected your decision to enter into this Release. You assume this risk and all other risks of any mistake in entering into this Release. You agree that this Release is fairly and knowingly made. In addition, you expressly waive  and release any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads substantially as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HER OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.

2.No Other Amounts/Benefits Owed. Except as provided herein and for any accrued obligations owed under Section 3(d) of the Employment Agreement, you acknowledge and agree that you have been paid for all of your services with the Company and you have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to you. You further agree that, prior to the execution of this Release, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are the severance payments and benefits mentioned in Section 1(a) above.

3.Restrictive Covenants; Inventions; Confidentiality. The provisions set forth in Section 4 (Non-Solicitation; Non-Competition), Section 5 (Inventions), Section 6 (Confidential Information and Trade Secrets) and Section 19 (Cooperation with Litigation) of the Employment Agreement are hereby incorporated by reference into this Release (collectively, the “Executive Obligations”). Because of the difficulty of measuring economic losses to the Company as a result of a breach of any of the covenants related to the Executive Obligations because of the immediate and irreparable damage that such a breach is likely to cause the Company for which it would  have no other adequate remedy, Executive agrees that each of the covenants related to the Executive Obligations may be enforced by the Company, by permanent, preliminary and temporary injunctions and restraining orders, in addition to any other remedies allowable at law or in equity.

4.Breach/Remedies. If the Company determines that you  breached  any  of your obligations under this Release, the Employment Agreement or as otherwise imposed by  law, the Company will be entitled to recover all severance and other consideration paid or provided under this Release and the Employment Agreement and to obtain all other relief provided by law or equity.

5.Mutual Non-disparagement. Executive agrees not to make any negative or disparaging statements or communications regarding either the Company or its affiliates or any  of their respective operations, officers, directors or stockholders. The Company agrees to instruct its officers and directors not to make any negative or disparaging statements or communications regarding Executive. The covenant contained in this Section 5 shall not prevent either Party from providing truthful testimony in proceedings to enforce or defend their rights under this Agreement.

6.No Admission. Nothing contained in this Release shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.

7.Proceedings. The Executive has not filed any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination thereof.

8.Return of Company Property. You agree that as of [DATE] (your  “Termination Date”), you will return to the Company any and all Company records, materials and other physical objects relating to your employment with the Company, including, without limitation, all Company credit cards, phone cards, equipment, documents (in paper and  electronic form), computers, personal digital assistants and access keys and all materials and things embodying, relating to, containing or derived from any Inventions, Trade Secrets or Confidential Information (as each such term is defined in  your Employment Agreement) and  you will return and/or destroy all Company property stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment).

9.Cooperation with the Company. In addition, the Executive shall cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, the Executive’s employment with the Company or its predecessors or affiliates for which the Company reasonably requests the Executive’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. Executive will be reimbursed for any reasonable and necessary  expenses related to the Executive’s compliance with this Section 9.

10.Indemnification. Notwithstanding anything to the contrary, the Indemnification Agreement shall remain in effect following the Termination Date pursuant to its terms. Further, the Company agrees to maintain, at its cost, D&O insurance that will cover the Executive for a period of six (6) years following the Termination Date, on the same basis as provided to current executives of the Company during such period.

11.Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s confidential and/or proprietary information, to ensure rapid and economical resolution of any disputes regarding this Agreement, you and  the  Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration in New York, NY conducted under the Judicial Arbitration and Mediation Service (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules- streamlined-arbitration/. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such  dispute, claim  or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Claims will be governed by applicable statutes of limitations. This arbitration agreement shall be construed and interpreted   in accordance with the laws of the State of New York and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control.

12.Opportunity to Consult with Counsel. The Executive acknowledges that she has had an opportunity to consult with and be represented by counsel of the Executive’s choosing in the review of this Release, that she has been advised by the Company to do so, that she is fully aware of the contents of the Release and of its legal effect, that the preceding paragraphs recite the sole consideration for this Release, and that she enters into this Release freely, without duress or coercion, and based on her own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

13. No Reemployment or Workers’ Compensation. You acknowledge that you will have no right to employment with the Company after the Termination Date and that you shall not apply for reemployment with the Company after the Termination Date. You further acknowledge and agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.

14.Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be exempt therewith and the remainder to be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate payment for purposes of Section 409A. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment for purposes of any payments under this Agreement that are subject to Section 409A until you have incurred a “separation from service” within the meaning of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided to you during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, upon your death).

15.Confidentiality; Invention Assignment. You agree that you will remain bound by any previously executed standard Company agreement related to confidential information and assignment of inventions that is in addition to the provisions in the Employment Agreement (such additional agreement, the “Confidential Information Agreement”).

16.Entire Agreement. You agree that except as otherwise expressly provided in this Release (including the specified surviving provisions of the Employment), the Confidential Information Agreement (if any) and the Indemnification Agreement, this Release renders null  and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company. You and the Company agree that this Release (and the agreements referred to herein) constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Release, and that this Release may be modified only in a written document signed by you and a duly authorized officer of the Company.

17.Choice of Law. This Release shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to provisions governing the choice of law.

18.Severability. The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

19.Headings. The headings of the Sections of this Release are provided for convenience only. They do not alter or limit, in any way, the text of any Section of this Release.

20.Execution in Counterparts. You agree that this Release may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

[Signature Page Follows]

To accept this Release, please sign and date this Release and return it to me. You have until 5:00 p.m. ET on the date that is [21/45] days following your receipt of this Release to review and consider this Release and to provide me with an executed copy thereof, but in no event may you execute this Release prior to your Termination Date. Please indicate your agreement with the above terms by signing below.

Sincerely,

ANI PHARMACEUTICALS, INC.

By:   (Signature)

Name:   Title:

As set forth above in Section 1(b) above, you have up to [21/45] days after receipt of this Release within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have 7 days after you have signed this Release during which time you may revoke this Release. If you wish to revoke this Release, you may do so by delivering a letter of revocation to [NAME], the Company’s [TITLE], no later than the close of business on the 7th day after you sign this Release. Because of the revocation period, if you don’t revoke this Release, you understand that this Release shall not become effective or enforceable until the 8th day after the date you sign this Release.

My agreement with the terms of this Release is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Release and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Release.

Signed  Dated:

Krista Davis

EXHIBIT B INDEMNIFICATION AGREEMENT

[See Attached]

4162-6023-6857.2

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, made and executed this 17th day of June, 2022, by and between ANI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and [NAME], an individual resident of the State of New Jersey (the “Indemnitee”).

WHEREAS, the Company is aware that, in order to induce highly competent persons to serve the Company as officers, the Company must provide such persons with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the Company;

WHEREAS, the Company recognizes that the increasing difficulty in obtaining officers’ liability insurance, the increases in the cost of such insurance and the general reductions in the coverage of such insurance have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board of Directors of the Company has determined that it is essential to the best interests of the Company’s stockholders that the Company act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, the Indemnitee is willing to serve, continue to serve, and take on additional service for or on behalf of the Company or any of its direct or indirect subsidiaries on the condition that he/she be so indemnified.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee do hereby agree as follows:

1.Service by the Indemnitee. The Indemnitee agrees to serve and/or continue to serve as an officer of the Company faithfully and will discharge his/her duties and responsibilities to the best of his/her ability so long as the Indemnitee is duly appointed in accordance with the provisions of the Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and Bylaws, as amended (the “Bylaws”) of the Company and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), or until his/her earlier death, resignation or removal. The Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or other obligation imposed by operation by law), in which event the Company shall have no obligation under this Agreement to continue to retain the Indemnitee in any such position. Nothing in this Agreement shall confer upon the Indemnitee the right to continue in the employ of the Company or affect the right of the Company to terminate the Indemnitee’s employment at any time in the sole discretion of the Company, with or without cause, subject to any contract rights of the Indemnitee created or existing otherwise than under this Agreement.

2.Indemnification. The Company shall indemnify the Indemnitee against all Expenses (as defined below), judgments, fines and amounts paid in settlement actually and reasonably incurred by the

Indemnitee as provided in this Agreement to the fullest extent permitted by the Certificate, Bylaws and DGCL or other applicable law in effect on the date of this Agreement and to any greater extent that applicable law may in the future from time to time permit. Without diminishing the scope of the indemnification provided by this Section 2, the rights of indemnification of the Indemnitee provided hereunder shall include, but shall not be limited to, those rights hereinafter set forth, except that no indemnification shall be paid to the Indemnitee:

(a)on account of any action, suit or proceeding in which judgment is rendered against the Indemnitee for disgorgement of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of any federal, state or local statutory law;

(b)on account of conduct of the Indemnitee which is finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or to constitute willful misconduct;

(c)	in any circumstance where such indemnification is expressly prohibited by applicable law;

(d)with respect to liability for which payment is actually made to the Indemnitee under a valid and collectible insurance policy of the Company or under a valid and enforceable indemnity clause, Bylaw or agreement (other than this Agreement) of the Company, except in respect of any liability in excess of payment under such insurance, clause, Bylaw or agreement;

(e)if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful (and, in this respect, both the Company and the Indemnitee have been advised that it is the position of the Securities and Exchange Commission that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable, and that claims for indemnification should be submitted to the appropriate court for adjudication); or

(f)in connection with any action, suit or proceeding by the Indemnitee against the Company or any of its direct or indirect subsidiaries or the directors, officers, employees or other Indemnitees of the Company or any of its direct or indirect subsidiaries, (i) unless such indemnification is expressly required to be made by law, (ii) unless the proceeding was authorized by the Board of Directors of the Company,

(iii) unless such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iv) except as provided in Sections 11 and 13 hereof.

3.Actions or Proceedings Other Than an Action by or in the Right of the Company. The Indemnitee shall be entitled to the indemnification rights provided in this Section 3 if the Indemnitee was or is a party or witness or is threatened to be a party or witness to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, other than an action by or in the right of the Company, by reason of the fact that the Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any of its direct or indirect subsidiaries, or is or was serving at the request of the Company, or any of its direct or indirect subsidiaries, as a director, officer, employee, agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise, or by reason of any act or omission by him/her in such capacity. Pursuant to this Section 3, the Indemnitee shall be indemnified against all Expenses, judgments, penalties (including excise and similar taxes), fines and amounts paid in settlement which were actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding (including, but not limited to, the investigation, defense or appeal thereof), if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.

4.Actions by or in the Right of the Company. The Indemnitee shall be entitled to the indemnification rights provided in this Section 4 if the Indemnitee was or is a party or witness or is threatened to be made a party or witness to any threatened, pending or completed action, suit or proceeding brought by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any of its direct or indirect subsidiaries, or is or was serving at the request of the Company, or any of its direct or indirect subsidiaries, as a director, officer, employee, agent or fiduciary of another entity, including, but not limited to, another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise, or by reason of any act or omission by him/her in any such capacity. Pursuant to this Section 4, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him/her in connection with the defense or settlement of such action, suit or proceeding (including, but not limited to the investigation, defense or appeal thereof), if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided however, that no such indemnification shall be made in respect of any claim, issue, or matter as to which the Indemnitee shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to be indemnified against such Expenses actually and reasonably incurred by him/her which such court shall deem proper.

5.Good Faith Definition. For purposes of this Agreement, the Indemnitee shall be deemed to have acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed  to the best interests of the Company, or, with respect to any criminal action or proceeding to have had no reasonable cause to believe the Indemnitee’s conduct was unlawful, if, among other things, such action was based on (i) the records or books of the account of the Company or other enterprise, including financial statements; (ii) the advice of legal counsel for the Company or other enterprise; or (iii)  information or records given in reports made to the Company or other enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or other enterprise.

6.Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Agreement, to the extent that the Indemnitee has served on behalf of the Company, or any of its direct or indirect subsidiaries, as a witness or other participant in any class action or proceeding, or has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Section 3 and 4 hereof, or in defense of any claim, issue or matter therein, including, but not limited to, the dismissal of any action without prejudice, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee in connection therewith, regardless of whether or not the Indemnitee has met the applicable standards of Section 3 or 4 and without any determination pursuant to Section 8.

7.Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, appeal or settlement of such suit, action, investigation or proceeding described in Section 3 or 4 hereof, but is not entitled to indemnification for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee to which the Indemnitee is entitled.

8.	Procedure for Determination of Entitlement to Indemnification.

(a)To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request, including documentation and information which is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested  indemnification. Any Expenses incurred by the Indemnitee in connection with the Indemnitee’s request for indemnification hereunder shall be borne by the Company. The Company hereby indemnifies and agrees to hold the Indemnitee harmless for any Expenses incurred by the Indemnitee under the immediately preceding sentence irrespective of the outcome of the determination of the Indemnitee’s entitlement to indemnification.

(b)Upon written request by the Indemnitee for indemnification pursuant to Section 3 or 4 hereof, the entitlement of the Indemnitee to indemnification pursuant to the terms of this Agreement shall be determined by the following person or persons, who shall be empowered to make such determination:
(i)if a Change in Control (as hereinafter defined) shall have occurred, by Independent Counsel (as hereinafter defined) (unless the Indemnitee shall request in writing that such determination be made by the Board of Directors (or a committee thereof) in the manner provided for in clause (ii) of this Section 8(b)) in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee; or
(ii)if a Change in Control shall not have occurred, (A)(1) by the Board of Directors of the Company, by a majority vote of Disinterested Directors (as hereinafter defined) even though less than a quorum, or (2) by a committee of Disinterested Directors designated by majority vote of Disinterested Directors, even though less than a quorum, or (B) if there are no such Disinterested Directors or, even if there are such Disinterested Directors, if the Board of Directors, by the majority vote of Disinterested Directors, so  directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. Such Independent Counsel shall be selected by the Board of Directors and approved by the Indemnitee. Upon failure of the Board of Directors to so select, or upon failure of the Indemnitee to so approve, such Independent Counsel shall be selected by the Chancellor of the State of Delaware or such other person as the Chancellor shall designate to make such selection. Such determination of entitlement to indemnification shall be made not later than 45 days after receipt by the Company of a written request for indemnification. If the person making such determination shall determine that the Indemnitee is entitled to indemnification as to part (but not all) of the application for indemnification, such person shall reasonably prorate such part of indemnification among such claims, issues or matters. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten days after such determination.

9.	Presumptions and Effect of Certain Proceedings.

(a)In making a determination with respect to entitlement to indemnification, the Indemnitee shall be presumed to be entitled to indemnification hereunder and the Company shall have the burden of proof in the making of any determination contrary to such presumption.

(b)If the Board of Directors, or such other person or persons empowered pursuant to Section 8 to make the determination of whether the Indemnitee is entitled to indemnification, shall have failed to make a determination as to entitlement to indemnification within 45 days after receipt by the Company of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification or a prohibition of indemnification under applicable law. The termination of any action, suit, investigation or proceeding described in Section 3 or 4 hereof by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself: (i) create a presumption that the Indemnitee did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that the Indemnitee has reasonable cause to believe that the Indemnitee’s conduct was unlawful; or (ii) otherwise adversely affect the rights of the Indemnitee to indemnification, except as may be provided herein.

10.Advancement of Expenses. All reasonable Expenses actually incurred by the Indemnitee in connection with any threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, if so requested by the Indemnitee, within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances. The Indemnitee may submit such statements from time to time. The Indemnitee’s entitlement to such Expenses shall include those incurred in connection with any proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee in connection therewith and shall include or be accompanied by a written affirmation by the Indemnitee of  the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification under this Agreement and an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified against such Expenses by the Company pursuant to this Agreement or otherwise. Each written undertaking to pay amounts advanced must be an unlimited general obligation but need not be secured, and shall be accepted without reference to financial ability to make repayment.

11.Remedies of the Indemnitee in Cases of Determination not to Indemnify or to Advance Expenses. In the event that a determination is made that the Indemnitee is not entitled to indemnification hereunder or if the payment has not been timely made following a determination of entitlement to indemnification pursuant to Sections 8 and 9, or if Expenses are not advanced pursuant to Section 10, the Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Delaware or any other court of competent jurisdiction of the Indemnitee’s entitlement to such indemnification or advance. Alternatively, the Indemnitee may, at the Indemnitee’s option, seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, such award to be made within 60 days following the filing of the demand for arbitration. The Company shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration or any other claim. Such judicial proceeding or arbitration shall be made de novo, and the Indemnitee shall not be prejudiced by reason of a determination (if so made) that the Indemnitee is not entitled to indemnification. If a determination is made or deemed to have been made pursuant to the terms of Section 8 or Section 9 hereof that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination and shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. The Company further agrees to stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertions to the contrary. If the court or arbitrator shall determine that the Indemnitee is entitled to any indemnification hereunder, the Company shall pay all reasonable Expenses actually incurred by the Indemnitee in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).

12.Notification and Defense of Claim. Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company in writing of the  commencement thereof; but the omission to so notify the Company will not relieve the Company from any liability that it may have to the Indemnitee otherwise than under this Agreement or otherwise, except to the extent that the Company may suffer material prejudice by reason of such failure. Notwithstanding any other provision of this Agreement, with respect to any such action, suit or proceeding as to which the Indemnitee gives notice to the Company of the commencement thereof:

(a)	The Company will be entitled to participate therein at its own expense.

(b)Except as otherwise provided in this Section 12(b), to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to so assume the defense thereof, the Company shall not be liable to the Indemnitee under this Agreement for any legal or other Expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ the Indemnitee’s own counsel in such action or lawsuit, but the fees and Expenses of such counsel incurred after notice from  the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i)   the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action and such determination by the Indemnitee shall be supported by an opinion of counsel, which opinion shall be reasonably acceptable to the Company, or
(iii)the Company shall not in fact have employed counsel to assume the defense of the action, in each of which cases the fees and Expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have reached the conclusion provided for in clause (ii) above.

(c)The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not be required to obtain the consent of the Indemnitee to settle any action, suit or proceeding which the Company has undertaken to defend if the

Company assumes full and sole responsibility for such settlement and such settlement grants the Indemnitee a complete and unqualified release in respect of any potential liability.

(d)If, at the time of the receipt of a notice of a claim pursuant to this Section 12, the Company has an officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of the policies.

13.Other Right to Indemnification. The indemnification and advancement of Expenses provided by this Agreement are cumulative, and not exclusive, and are in addition to any other rights to which the Indemnitee may now or in the future be entitled under any provision of the Bylaws or Certificate of the Company, any vote of stockholders or Disinterested Directors, any provision of law or otherwise. Except as required by applicable law, the Company shall not adopt any amendment to its Bylaws or Certificate the effect of which would be to deny, diminish or encumber the Indemnitee’s right to indemnification under this Agreement.

14.Officer Liability Insurance. The Company shall maintain officers’ liability insurance for so long as the Indemnitee’s services are covered hereunder, provided and to the extent that such insurance is available on a commercially reasonable basis. In the event the Company maintains officers’ liability insurance, the Indemnitee shall be named as an insured in such manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers. However, the Company agrees that the provisions hereof shall remain in effect regardless of whether liability or other insurance coverage is at any time obtained or retained by the Company, except that any payments made to, or on behalf of, the Indemnitee under an insurance policy shall reduce the obligations of the Company hereunder.

15.Spousal Indemnification. The Company will indemnify the Indemnitee’s spouse to whom the Indemnitee is legally married at any time the Indemnitee is covered under the indemnification provided in this Agreement (even if the Indemnitee did not remain married to him or her during the entire period of coverage) against any pending or threatened action, suit, proceeding or investigation for the same period, to the same extent and subject to the same standards, limitations, obligations and conditions under which the Indemnitee is provided indemnification herein, if the Indemnitee’s spouse (or former spouse) becomes involved in a pending or threatened action, suit, proceeding or investigation solely by reason of his or her status as the Indemnitee’s spouse, including, without limitation, any pending or threatened action, suit, proceeding or investigation that seeks damages recoverable from marital community property, jointly- owned property or property purported to have been transferred from the Indemnitee to his/her spouse (or former spouse). The Indemnitee’s spouse or former spouse also may be entitled to advancement of Expenses to the same extent that the Indemnitee is entitled to advancement of Expenses herein. The Company may maintain insurance to cover its obligation hereunder with respect to the Indemnitee’s spouse (or former spouse) or set aside assets in a trust or escrow fund for that purpose.

16.Intent. This Agreement is intended to be broader than any statutory indemnification rights applicable in the State of Delaware and shall be in addition to any other rights the Indemnitee may have under the Company’s Certificate, Bylaws, applicable law or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Certificate, Bylaws, applicable law or this Agreement, it is the intent of the parties that the Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. In the event of any change in applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify its officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

17. Attorney’s Fees and Other Expenses to Enforce Agreement. In the event that the Indemnitee is subject to or intervenes in any action, suit or proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce the Indemnitee’s rights under, or to recover damages for breach of, this Agreement the Indemnitee, if he/she prevails in whole or in part in such action, shall be entitled to recover from the Company and shall be indemnified by the Company against any actual expenses for attorneys’ fees and disbursements reasonably incurred by the Indemnitee.

18.Effective Date. The provisions of this Agreement shall cover claims, actions, suits or proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. The Company shall be liable under this Agreement, pursuant to Sections 3 and 4 hereof, for all acts of the Indemnitee while serving as an officer, notwithstanding the termination of the Indemnitee’s service, if such act was performed or omitted to be performed during the term of the Indemnitee’s service to the Company.

19.Duration of Agreement. This Agreement shall survive and continue even though the Indemnitee may have terminated his/her service as an officer, employee, agent or fiduciary of the Company or as a director, officer, employee, agent or fiduciary of any other entity, including, but not limited to another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise or by reason of any act or omission by the Indemnitee in any such capacity. This Agreement shall be binding upon the Company and its successors and assigns, including, without limitation, any corporation or other entity which may have acquired all or substantially all of the Company’s assets or business or into which the Company may be consolidated or merged, and shall inure to the benefit of the Indemnitee and his/her spouse, successors, assigns, heirs, devisees, executors, administrators or other legal representations. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Company and the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

20.Disclosure of Payments. Except as expressly required by any Federal or state securities laws or other Federal or state law, neither party shall disclose any payments under this Agreement unless prior approval of the other party is obtained.

21.Severability. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, but not limited to, all portions of any Sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, but not limited to, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifest by the provision held invalid, illegal or unenforceable.

22.Counterparts. This Agreement may be executed by one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought shall be required to be produced to evidence the existence of this Agreement.

23.Captions. The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

24.	Definitions. For purposes of this Agreement:

(a)	“Change in Control” shall mean the occurrence of any one of the following:

(i)the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

(ii)the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iii)any person becomes after the effective date of this Agreement the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

(iv)a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors, or (B) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

(v)	the Continuity Directors cease for any reason to constitute at least a majority of the Board; or

(vi)any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(b)“Continuity Directors” shall mean any individuals who are members of the Board on the effective date of this Agreement and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).

(c)“Disinterested Director” shall mean a director of the Company who is not or was not a party to the action, suit, investigation or proceeding in respect of which indemnification is being sought by the Indemnitee.

(d)“Expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature.

(e)“Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s right to indemnification under this Agreement.

25.Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement and understanding of the parties hereto regarding the subject matter hereof, and no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No supplement, modification or amendment of this Agreement shall limit or restrict any right of the Indemnitee under this Agreement in respect of any act or omission of the Indemnitee prior to the effective date of such supplement, modification or amendment unless expressly provided therein.

26.Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand with receipt acknowledged by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail, return receipt requested with postage prepaid, on the date shown on the return receipt,
(c)	sent by a recognized next-day courier service on the first business day following the date of dispatch or
(d)	delivered by facsimile transmission on the date shown on the facsimile machine report:

(i)	If to the Indemnitee to:

Krista Davis

at the address on file with the Company

(ii)	If to the Company, to:

ANI Pharmaceuticals, Inc. 210 Main Street West

Baudette, Minnesota 56623 Attn: Chief Executive Officer Fax: [(302) 482-8645]

or to such other address as may be furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

27.Governing Law. The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ANI PHARMACEUTICALS, INC.

By: /s/ Nikhil Lalwani

Name: Nikhil Lalwani

Title: President and CEO

INDEMNITEE:

By: /s/ Krista Davis

Name: Krista Davis